                                                         Rule 424(b)(3)
                                                         SEC File No. 333-56993


PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JUNE 22, 1998)

                             WAL-MART STORES, INC.

                       14,710,000 SHARES OF COMMON STOCK

          This Prospectus Supplement supplements and amends the accompanying Prospectus dated June 22, 1998 (the "Prospectus"), which collectively relate to 14,710,000 shares (the "Shares") of Common Stock, par value $0.10 per share ("Common Stock"), of Wal-Mart Stores, Inc. ("Wal-Mart" or the "Company"), which may be offered by the selling stockholders named herein (the "Selling Stockholders") from time to time. The Company will receive no part of the proceeds from sales of the Shares offered hereby. All capitalized terms used but not otherwise defined in this Prospectus Supplement shall have the meanings ascribed thereto in the Prospectus.

          Shares of the Common Stock are listed on the New York Stock Exchange (the "NYSE") and the Pacific Stock Exchange ("PSE") under the trading symbol "WMT." On December 4, 1998, the closing price of the Common Stock on the NYSE was $73.1875 per share.

          The Shares will be sold either directly by the Selling Stockholders or through underwriters, brokers, dealers, or agents. Offers and sales may be made pursuant to this Prospectus Supplement only in ordinary broker's transactions in transactions involving ordinary and customary brokerage commissions made on the NYSE, on other national securities exchanges on which the Common Stock is traded, in the over-the-counter market, or through negotiated transactions.

          The Prospectus, together with this Prospectus Supplement, constitutes the prospectus required to be delivered by the Securities Act with respect to offers and sales of the Common Stock. All references in the Prospectus to "this Prospectus" are hereby amended to read "this Prospectus (as supplemented and amended)".

                      ____________________________________

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                 COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
                 COMMISSION OR ANY STATE  SECURITIES COMMISSION
                    PASSED UPON THE ACCURACY OR ADEQUACY OF
                    THIS PROSPECTUS.  ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.

                      ____________________________________


          The date of this Prospectus Supplement is December 4, 1998.

NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER, DEALER OR AGENT. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                      ____________________________________


                               TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

     Use of Proceeds....................................  S-3
     Selling Stockholders...............................  S-3
     Plan of Distribution...............................  S-3
     Legal Matters......................................  S-4

PROSPECTUS

     Available Information..............................    2
     Incorporation of Certain Documents by Reference....    3
     The Company........................................    4
     Use of Proceeds....................................    4
     Selling Stockholders...............................    4
     Plan of Distribution...............................    4
     Legal Matters......................................    5
     Experts                                                5
     Special Note Regarding Forward-Looking Statements..    6

                                USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders.

                             SELLING STOCKHOLDERS

     The following table sets forth certain information as of the date of this Prospectus Supplement with respect to shares of Common Stock owned by the Selling Stockholders which are covered by this Prospectus Supplement. Certain of the Selling Stockholders own beneficially shares of the Common Stock in addition to those registered for sale pursuant to this Prospectus Supplement.

                                           Shares Registered for Resale
                                           ----------------------------
   Names of Selling Stockholders           Number           Percentage (1)
   -----------------------------           ------           --------------

S. Robson Walton                           750,000               *
Alice L. Walton                           2,000,000              *

_______________
*    Less than 1%.
(1) Percentage of the issued and outstanding shares of the Common Stock. Computed based upon 2,223,453,506 shares of Common Stock outstanding on October 31, 1998.

                             PLAN OF DISTRIBUTION

     The Selling Stockholders may offer Shares from time to time depending on market conditions and other factors, in one or more transactions on the NYSE or other national securities exchanges on which the Shares are traded, in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at negotiated prices, or at fixed prices. The Shares may be offered in any manner permitted by law, including through underwriters, brokers, dealers or agents, and directly to one or more purchasers. Sales of Shares may involve (i) sales to underwriters who will acquire Shares for their own account and resell them in one or more transactions at fixed prices or at varying prices determined at time of sale, (ii) block transactions in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (iii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account, (iv) an exchange distribution in accordance with the rules of any such exchange, and (v) ordinary brokerage transactions and transactions in which a broker solicits purchasers. Brokers and dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or purchasers of Shares for whom they may act as agent (which compensation may be in excess of customary commissions). The Selling Stockholders and any broker or dealer that participates in the distribution of Shares may be deemed to be underwriters and any commissions received by them and any profit on the resale of Shares positioned by a broker or dealer may be deemed to be underwriting discounts and commissions under the Securities Act.
In the event any Selling Stockholder engages an underwriter in connection with the sale of the Shares, to the extent required, a Prospectus Supplement will be distributed, which will set forth the number of Shares being offered and the terms of the offering, including the names of the underwriters, any discounts, commissions and other items constituting compensation to underwriters, dealers or agents, the public offering price and any discounts, commissions or concessions allowed or reallowed or paid by underwriters to dealers.

     Pursuant to the Registration Rights Agreement, dated as of March 16, 1998 (the "Registration Rights Agreement"), by and among the Company, the Partnership, and certain distributees of the Partnership (collectively, the "Partners"), the Company has agreed to register pursuant to one registration statement up to 25,000,000 Shares for resale as described above. The Partnership has agreed to pay the Company's expenses in connection with such registration. The Selling Stockholders and the Company have agreed to indemnify each other against certain civil liabilities, including certain liabilities under the Securities Act, in connection with the registration of the Shares and the resale of the Shares pursuant to the Registration Statement.

                                 LEGAL MATTERS

     Certain legal matters in connection with the validity of the Shares offered hereby have been passed upon for the Company by Allison D. Garrett, Senior Corporate Counsel to the Company.